Exhibit 10.1

[USG Letterhead]

November __, 2018

Personal & Confidential

[Name]
[Address]

Re: Section 280G Mitigation Acknowledgment

Dear [_______]:

In connection with the contemplated merger between USG Corporation (the “Company”), Gebr. Knauf KG and World Cup Merger Corporation (the “Merger”), and in recognition of your continued service and loyalty to the Company, I am pleased to inform you that, pursuant to the terms of this letter agreement (this “Acknowledgment”), the Company will take certain compensatory actions that may mitigate the effect of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the terms set forth herein.

Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, it is hereby agreed as follows:

1.Acceleration of 2016 Market Share Unit Awards and 2016 Performance Share Awards. Notwithstanding the provisions of your 2016 Market Share Units Agreement (the “2016 MSU Agreement”) and your 2016 Performance Shares Agreement (the “2016 PS Agreement”), the Company shall accelerate the vesting of 90% of the target market share units granted to you pursuant to the 2016 MSU Agreement (the “Accelerated MSUs”) and 90% of the target performance shares granted to you pursuant to the 2016 PS Agreement (the “Accelerated Performance Shares”), in each case, as calculated below, so that any earned Accelerated MSUs and Accelerated Performance Shares (collectively, the “Accelerated Awards”) are paid to you by December 31, 2018.

2.Scoring of the Accelerated Awards.

a.Accelerated MSUs. The number of Accelerated MSUs that you will receive in 2018, if any, will be calculated on December 3, 2018 (the “Measurement Date”), based on the ratio of the average of the closing prices of the Company’s common stock (“Shares”) over the fifteen days that the New York Stock Exchange is open for trading (“Trading Days”) immediately preceding the Measurement Date (instead of the average of the closing prices for the first fifteen Trading Days in January 2019), divided by the average of the closing prices of the Corporation’s common stock for the first fifteen Trading Days in January of 2016, and will be certified by the Chairman of the Company’s Compensation and Organization Committee (the

“Compensation Committee”) of its board of directors (the “Board”) as soon as practicable thereafter.

b.Accelerated Performance Shares. The number of Accelerated Performance Shares that you will receive in 2018, if any, will be calculated on the Measurement Date, based on the achievement of specified levels of performance of the Company’s total stockholder return relative to the performance of the Dow Jones U.S. Construction and Materials Index (the “Total Stockholder Return”) measured over the period from January 1, 2016 through the end of the fifteenth Trading Day immediately preceding the Measurement Date (instead of the period through the end of the fifteenth Trading Day in January 2019), and will be certified by the Chairman of the Compensation Committee as soon as practicable thereafter.

3.Settlement of the Accelerated Awards.

a.After certification by the Chairman of the Compensation Committee, your Accelerated Awards will be settled in Shares no later than December 31, 2018 and no sooner than thirty (30) days prior to the earliest date that they otherwise would have been settled.

b.In the event that the Board, or Compensation Committee, determines at the earlier of (i) the date of the closing of the Merger (the “CIC Date”) or (ii) a date that occurs in late January 2019 or early February 2019 (the “Ordinary Course Determination Date”), whichever is applicable, that (A) the number of Shares that would have been earned with respect to your Accelerated MSUs based on the actual level of performance as determined in accordance with the terms of your 2016 MSU Agreement (the “Earned Ordinary Course MSUs”) is less than the number of Shares paid to you in settlement of your Accelerated MSUs pursuant to Paragraph 3(a) hereof (the “Earned Accelerated MSUs”), and/or (B) the number of Shares that would have been earned with respect to your Accelerated Performance Shares based on the actual level of performance in accordance with the terms of your 2016 PS Agreement (the “Earned Ordinary Course Performance Shares”) is less than the number of Shares paid to you in settlement of your Accelerated Performance Shares pursuant to Paragraph 3(a) hereof (the “Earned Accelerated Performance Shares”), in each case you agree to return to the Company, or to allow the Company to cause to be returned, such number of Shares that is equal to the difference between the Earned Ordinary Course MSUs and the Earned Accelerated MSUs or the Earned Ordinary Course Performance Shares and the Earned Accelerated Performance Shares, as applicable, within fifteen (15) calendar days following the date on which you receive notice of such determination.

c.In the event that the Board, or the Compensation Committee, determines that (i) the Earned Ordinary Course MSUs is greater than the Earned Accelerated MSUs, and/or (ii) the Earned Ordinary Course Performance Shares is greater than the Earned Accelerated Performance Shares, in each case the Company shall pay you an additional number of Shares equal to the difference between the Earned Ordinary Course MSUs and the Earned Accelerated MSUs or the Earned Ordinary Course Performance Shares and the Earned Accelerated

Performance Shares, as applicable, as soon as practicable following the earlier of the CIC Date or the Ordinary Course Determination Date, but in no event shall such payment occur later than (A) (1) in the case of the Shares in settlement of your Accelerated MSUs, the end of the second month following the month in which the Performance Period (as defined in the 2016 MSU Agreement) ends, and (2) in the case of the Shares in settlement of your Accelerated Performance Shares, two and one-half months following the end of the Performance Period (as defined in the 2016 PS Agreement), or (B) fifteen (15) calendar days following the CIC Date.

4.Restriction of Trading. The Shares paid to you in settlement of your Accelerated MSUs and Accelerated Performance Shares will be subject to a restriction on trading or transfer until the Board has certified the Earned Ordinary Course MSUs and Earned Ordinary Course Performance Shares and you have returned any Shares owed by you to the Company pursuant to Paragraph 3(b) of this Acknowledgment.

5.Tax Matters. Notwithstanding any other provision of this Acknowledgment to the contrary, the Company does not guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment. The acceleration and settlement of your Accelerated MSUs is intended to comply with Section 409A of the Code.

6.Further Acknowledgments. By executing this Acknowledgment:

a.You agree that in the event that you are required to but fail to repay any amount pursuant to Paragraph 3(b) of this Acknowledgment, you will reimburse the Company for any reasonable fees (including reasonable attorneys’ fees) or costs it incurs in connection with seeking the repayment of such amount.

b.You acknowledge that you have read and understood this Acknowledgment, are fully aware of its legal effect, have not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and have entered into this Acknowledgment freely based on your own judgment. You acknowledge that you have had the opportunity to consult with legal counsel of your choice in connection with your execution of this Acknowledgment. You acknowledge that you have been advised to consult with your tax advisor regarding the tax consequences of this Acknowledgment, including the tax consequences if you are required to repay any amounts to the Company pursuant to this Acknowledgment.

7.Miscellaneous.

a.Except as otherwise provided herein, your 2016 MSU Agreement and 2016 PS Agreement will remain in full force and effect in accordance with their terms.

b.This Acknowledgment may be signed or accepted by electronic means. You hereby consent to receive this document by electronic delivery and you acknowledge that by clicking on the “I acknowledge I have received and read the Section 280G Mitigation Acknowledgment” voting button you agree to be bound by the electronic execution of this Acknowledgment.

c.This Acknowledgment shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns.

d.Neither this Acknowledgment, nor any modification thereof, constitutes an offer or guarantee of employment with the Company or any of its subsidiaries, and except to the extent provided under an employment agreement with the Company your employment with the Company or its affiliates is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason.

e.This Acknowledgment shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

f.The provisions of this Acknowledgment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

g.The headings and captions in this Acknowledgment are provided for reference and convenience only, shall not be considered part of this Acknowledgment, and shall not be employed in the construction of this Acknowledgment.

h.This Acknowledgment, the 2016 MSU Agreement and the 2016 PS Agreement embody the complete agreement and understanding between the parties with respect to the subject matter hereof.

Yours sincerely,

________________________________
Name:
Title: